UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTHTRAC, INC.
(formerly VIRTUALSELLERS.COM, INC.)
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	911353658 (I.R.S. Employer Identification No.)

Suite 1000, 120 North LaSalle Street
Chicago, Illinois 60602

(Address of Principal Executive Offices and Zip Code)

Amendment to Consulting Agreement
(Full title of the plan)

The President
HEALTHTRAC, INC.
Suite 1000, 120 North LaSalle Street
Chicago, Illinois 60602

(Name and address of agent for service)

(312) 920-9120
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	675,777(2)	$0.1225(1)	$82,782.68(1)	$19.79(1)

(1) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.12 bid; $0.125 ask) of the common stock as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on April 3, 2002.

(2) Pursuant to an Amendment to Consulting Agreement between Virtualsellers.com, Inc. and Shannon T. Squyres, dated March 1, 2001, $67,577.64 worth of common shares in the capital of our company, at a deemed value of US$0.10 per share, are issuable to Mr. Squyres to compensate him for certain services he provided to our company.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to Shannon Squyres, who is a party to the Amendment to Consulting Agreement. A copy of the Amendment to Consulting Agreement is attached as an exhibit to this Form S-8 (Exhibit 4.1).

This Registration Statement relates to 675,777 common shares in the capital of Healthtrac, Inc. issuable pursuant to the Amendment to Consulting Agreement between our company and Shannon Squyres.

Item 2. Company Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in Section 10(a) Prospectus) and other documents required to be delivered to Shannon Squyres pursuant to Rule 428(b) are available without charge by contacting:

Healthtrac, Inc.
Suite 1000, 120 North LaSalle Street
Chicago, IL 60602
Attention: The President
Telephone: (312) 920-9120

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1. The description of our shares contained in our registration statement on Form 20-F (SEC document number 91-21193), filed on January 14, 1991, including all amendments and reports for the purpose of updating the description of our shares. Copies of the Form 20-F are available through commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, including all amendments and reports for the purposes of updating such description;

2. Our Form 10-K/A Annual Report, filed on July 17, 2001;

3. Our Form 10-Q Quarterly Report, filed on July 16, 2001;

4. Our Form 10-Q Quarterly Report, filed on October 22, 2001;

5. Our Form 10-Q Quarterly Report, filed on January 14, 2002;

6. Our Schedule 14A Proxy Statement (Revised), filed on January 14, 2002;

7. Our Form 8-K/A Current Report, filed on October 18, 2001;

8. Our Form 8-K Current Report, filed on August 6, 2001;

9. Our Form 8-K Current Report, filed on July 12, 2001; and

10. Our Form 8-K Current Report, filed on April 24, 2001.

In addition to the foregoing, all documents subsequently filed by our company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy any reports, statements of other information were filed at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272, or on the internet at the SEC's website at http\\:www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act provides as follows with respect to the indemnification of directors and officers:

(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2) A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(a) was substantially successful on the merits in his defence of the action or proceeding; and

(b) fulfils the conditions set out in paragraphs (1)(a) and (b).

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him:

(a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(7) On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Our Company's By-Laws

Section 8.01 of Part VIII of our by-laws contains provisions to limit the liability of directors and officers for the acts, receipts, neglects or defaults of other directors, officers or employees, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to our company through the insufficiency or deficiency of title of any property acquired for or on behalf of our company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of our company shall be deposited, or for any loss occasioned by an error or judgment or oversight on the part of any officer or director, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of such directors of officers or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act or from liability for any breach thereof.

Section 8.02 of Part VIII of our by-laws contains provisions entitling our directors and officers to indemnification from all costs, charges, expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by such officer or director with respect to any civil, criminal or administrative action or proceeding to which such officer or director is made a party by reason of being or having been an officer or director of our company, provided that: (a) such director or officer acted honestly and in good faith with a view to our best interests; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his/her conduct was lawful. We have also agreed to indemnify such officers and directors in other circumstances as the Canada Business Corporations Act permits or requires. In addition, our by-laws allow for insurance for the benefit of our officers and directors against such liabilities and in such amounts as our board of directors may determine. Such provisions do not eliminate the personal liability of our directors and officers for monetary damages as a result of a breach of fiduciary duty or for any actions or omissions which were not done in good faith.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1 Amendment to Consulting Agreement between Virtualsellers.com, Inc. and Shannon T. Squyres, dated March 1, 2001

5 Opinion of Clark, Wilson

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (KPMG LLP)

24 Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 5, 2002.

HEALTHTRAC, INC.

By: /s/ Dennis Sinclair
Dennis Sinclair, President, CEO and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Dennis Sinclair as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures/Date

/s/ Dennis Sinclair
Dennis Sinclair, President, CEO and Director
April 5, 2002

/s/ Raymond Mol
Raymond Mol, Director
April 5, 2002

/s/ Pierre Prefontaine
Pierre Prefontaine, Director
April 5, 2002

/s/ Dr. James Fries
Dr. James Fries, Director
April 5, 2002

/s/ Judy Holland
Judy Holland, Director
April 5, 2002

/s/ Dr. Robert Baker
Dr. Robert Baker, Director
April 5, 2002

Exhibits Required by Item 601 of Regulation S-B

Exhibit Number / Description

4.1 Amendment to Consulting Agreement between Virtualsellers.com, Inc. and Shannon T. Squyres, dated March 1, 2001

5 Opinion of Clark, Wilson

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (KPMG LLP)

24 Power of Attorney (included in signature page)